Exhibit 99.1

August 15, 2011
For Immediate Release
Eric Loughmiller
Executive Vice President and Chief Financial Officer
(317) 249-4254 eric.loughmiller@karauctionservices.com

KAR Announces Agreement to Acquire OPENLANE

Carmel, IN - KAR Auction Services, Inc. (NYSE:KAR) announced today that its subsidiary, ADESA, Inc., has signed a definitive agreement to acquire the equity of OPENLANE, Inc., a leading Internet-based business-to-business automotive remarketing company. Peter Kelly will continue as OPENLANE’s CEO and will report directly to KAR’s CEO, Jim Hallett. OPENLANE will be acquired for $210 million in cash, plus an increase for excess cash on OPENLANE’s balance sheet at closing. The transaction’s closing is subject to certain regulatory and other closing conditions. The Company expects to finance the transaction with available cash and proceeds from its revolving credit facility.

In 2011, KAR expects that OPENLANE will generate approximately $100 million in revenue and sell over 300,000 vehicles to automotive dealers through its online auction services platform. After giving pro forma effect to this acquisition and the elimination of certain corporate costs, KAR expects OPENLANE’s pro forma Adjusted EBITDA in 2011 to be approximately $13 million. KAR anticipates that OPENLANE will contribute $20 to $25 million of Adjusted EBITDA in 2012 which reflects synergies expected to be realized upon the integration of the businesses. In addition, KAR expects OPENLANE’s Adjusted EBITDA to further improve following completion of all integration activities in 2013.

Commenting on the acquisition, Jim Hallett stated, “OPENLANE is a natural fit for the KAR family of companies as it extends our online product offerings, provides a complementary customer base and adds talented members to our management team. Sellers and purchasers of vehicles continue to increase their use of online remarketing platforms, and we believe that enhancing our existing suite of online services and products will further support KAR’s objective of expanding our addressable market to capture transactions that currently take place outside the traditional wholesale auction channel. This combination will allow ADESA to broaden its comprehensive end-to-end solutions for the vehicle remarketing industry and will provide opportunities for our sister companies, Insurance Auto Auctions and AFC.”

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Commenting on behalf of OPENLANE, Peter Kelly stated, “I consider this a great combination that will significantly benefit our customers and the industry. Joining KAR will provide OPENLANE with the resources to accelerate the execution of our strategy and to deliver innovative remarketing solutions to the industry. I am looking forward to working with Jim and joining the KAR management team.”

Hallett continued, “I have known Peter and members of his management team for a number of years and have always believed that OPENLANE would be a good cultural fit with KAR. I look forward to Peter and his team contributing to KAR’s success.”

Non-GAAP Financial Measures

Adjusted EBITDA as presented herein is a supplemental measure of KAR’s performance that is not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). It is not a measurement of KAR’s financial performance under GAAP and should not be considered as a substitute for net income (loss) or any other performance measures derived in accordance with GAAP or as a substitute for cash flow from operating activities as measures of KAR’s liquidity. EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in KAR’s senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by KAR’s creditors. In addition, management uses Adjusted EBITDA to evaluate KAR’s performance and to evaluate results relative to incentive compensation targets. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and which are subject to certain risks, trends and uncertainties. In particular, statements made that are not historical facts may be forward-looking statements. Words such as “should,” “may,” “will,” “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “contemplates” and similar expressions identify forward-looking statements. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results projected, expressed or implied by these forward-looking statements. Such forward-looking statements include statements regarding the proposed transaction. Factors that may cause actual results to differ materially include the risk that KAR and OPENLANE may not be able to complete the proposed transaction, which is subject to customary closing conditions, including regulatory approval, risks that the businesses will not be integrated successfully, risks that KAR may not be able to achieve the expected synergies from the transaction and risks of disruption from the transaction. Factors that could cause or contribute to such differences include those matters disclosed in KAR’s Securities and Exchange Commission filings. KAR does not undertake any obligation to update any forward-looking statements.

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About KAR Auction Services

KAR Auction Services, Inc. (NYSE: KAR) is the holding company for ADESA, Inc., a provider of wholesale used vehicle auctions whose operations span North America with 70 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 159 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 89 sites across North America. For further information on KAR Auction Services, Inc., ADESA, Inc., Insurance Auto Auctions, Inc. or Automotive Finance Corporation, visit the company’s Web site at www.karauctionservices.com.

About OPENLANE

OPENLANE, Inc. is an online auction company in North America for automotive dealers to buy and sell wholesale vehicles. The company offers end-to-end auto remarketing solutions to auto manufacturers, captive finance companies, lease and daily rental companies, financial institutions and wholesale auto auctions throughout the United States and Canada. OPENLANE powers online remarketing programs for American Honda Finance, Audi Financial Services, Avis Budget Group, BMW Financial Services Canada, Chase Auto Finance, Chrysler Financial, Porsche Financial Services, Southeast Toyota Finance, US Bank, Volkswagen Credit, among others. For more information, please visit www.OPENLANE.com.

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